Exhibit 4.4

This ADMINISTRATIVE AGREEMENT dated as of [     ], 20[  ] (this “Agreement”), among [Name of Trustee], a _______ [banking] corporation, not in its individual capacity but as trustee (the “Trustee”), [Name of Administrative Agent], a _______ [banking] corporation, as Administrative Agent (the “Administrative Agent”) and Credit Suisse Asset Repackaging Depositor LLC (the “Depositor”), a Delaware limited liability company.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned such terms in the Trust Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, [name of Trust] will issue certificates (the “Certificates”) pursuant to a trust agreement, dated as of [    ], 20[  ] (the “Standard Terms”), between the Depositor and the Trustee, as supplemented and amended by the Series 20[  ]-[ ] Series Supplement, dated as of [    ], 20[  ] (the “Series Supplement” and, together with the Standard Terms, the “Trust Agreement”);

WHEREAS, the Trustee desires to have the Administrative Agent perform certain of the duties of the Trustee set forth in the Trust Agreement and to provide such services consistent with the terms of this Agreement and the Trust Agreement as the Trustee may request from time to time;

WHEREAS, the Administrative Agent desires to perform such services and has the capacity to provide the services required hereby and is willing to perform such services on the terms set forth herein; and

WHEREAS, the Depositor, in order to facilitate the transactions contemplated in the Trust Agreement, has agreed to deposit or cause to be deposited an amount of money to the Expense Reserve Account from which the fees and expenses of the Trustee and the Administrative Agent shall be paid;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.        Duties of the Administrative Agent.

(a)  Duties with Respect to the Trust Agreement.  The Administrative Agent shall consult with the Trustee regarding the express duties of the Trustee under the Trust Agreement.  [The Administrative Agent shall prepare for execution by the Trust, or shall cause the preparation by other appropriate persons or entities of, all such documents, reports, filings, instruments, certificates and opinions that it shall be the express duty of the Trustee to prepare, file or deliver pursuant to the Trust Agreement.]  [Notwithstanding anything in this Agreement or in the related documents, the Administrative Agent shall not be responsible for filing any franchise tax returns, any [Delaware] tax returns, taking any other action, or causing any other filings, required in order to maintain the existence of the Trust, nor any other actions or filings generally required to be made by the Trust under [Delaware] law.] [The Administrative Agent shall not be responsible for any filings required under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or under any state securities or “Blue Sky” statute.]  In furtherance of the foregoing, the Administrative Agent shall take all appropriate action that is the express duty of the Trustee to take pursuant to the Trust Agreement including, without limitation, such of the foregoing as are required with respect to the following matters under the Trust Agreement (references are to sections of the Standard Terms):

                                           (i)             [NOTE: List principal duties under the Trust Agreement to be delegated to the Administrative Agent];

(b)  Additional Duties.

 (i)             In addition to the duties of the Administrative Agent set forth above, the Administrative Agent shall perform, or cause to be performed all such other duties and obligations as the Trustee may request which are not covered by any of the foregoing provisions to the extent the Administrative Agent has the ability to perform such functions.

          (ii)             In carrying out the foregoing duties or any of its other obligations under this Agreement, the Administrative Agent may enter into transactions with any of its Affiliates; provided, however, that the terms of any such transactions shall be in accordance with the terms of the Trust Agreement, this Administration Agreement and any directions received from the Trustee and shall be, in the Administrative Agent’s reasonable opinion, on terms no less favorable to the Trustee than would be available from unaffiliated parties. If reasonably necessary to carry out duties or other obligations contemplated hereby, the Administrative Agent is hereby authorized to select and hire agents or attorneys-in-fact, and so long as such selection was done with reasonable care, the Administrative Agent shall not be responsible for the negligent acts or omissions of such agents or attorneys-in-fact.

 (iii)             The Administrative Agent shall perform any other duties expressly required to be performed by the Administrative Agent under the Trust Agreement.

         (iv)              In carrying out any of its obligations under this Agreement, the Administrative Agent may act either directly or through its agents, attorneys, accountants, independent contractors and auditors and enter into agreements with any of them.

(c)       Non-Ministerial Matters.

           (i)     With respect to matters that in the reasonable judgment of the Administrative Agent are non-ministerial, the Administrative Agent shall not take any action unless within a reasonable time before the taking of such action, the Administrative Agent shall have notified the Trustee of the proposed action and the Trustee shall not have withheld consent or provided an alternative direction.  For the purpose of the preceding sentence, “non-ministerial matters” shall include, without limitation:

[(A)        the amendment of or any supplement to the Trust Agreement;]

               [(B)      the initiation of any claim or lawsuit by the Administrative Agent and the compromise of any action, claim or lawsuit brought by or against the
                           Trustee or the Administrative Agent][; and]

                   [(C)          the appointment of any successor Certificate Registrar, successor Administrative Agent or successor Trustee pursuant to the Trust Agreement, or the  consent to the assignment by the Certificate Registrar, Administrative Agent or Trustee of its obligations under the Trust Agreement].

                          (ii)             Notwithstanding anything to the contrary in this Agreement, the Administrative Agent shall not be obligated to, and shall not (x) make any payments to the Certificateholders under the Trust Agreement, (y) sell the Conveyed Assets or (z) take any action that the Trustee directs the Administrative Agent not to take on its behalf.

2.         Records.  The Administrative Agent shall maintain appropriate books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Trustee at any time during normal business hours.

3.        Additional Information to Be Furnished to the Trustee.  The Administrative Agent shall furnish to the Trustee from time to time such additional information regarding its duties hereunder as the Trustee shall reasonably request.

4.         Independence of the Administrative Agent.  For all purposes of this Agreement, the Administrative Agent shall be an independent contractor and shall not be subject to the supervision of the Trustee with respect to the manner in which it accomplishes the performance of its obligations hereunder.  Unless expressly authorized by the Trustee, the Administrative Agent shall have no authority to act for or represent the Trustee in any way and shall not otherwise be deemed an agent of the Trustee.

5.         No Joint Venture.  Nothing contained in this Agreement (i) shall constitute the creation by the Administrative Agent and the Trustee or the Depositor of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (ii) shall be construed to impose any liability as such on any of them or (iii) shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the others.

6.         Other Activities of Administrative Agent.  Nothing herein shall prevent the Administrative Agent or its Affiliates from engaging in other businesses or, in its sole discretion, from acting in a similar capacity as and Administrative Agent for any other person or entity even though such person or entity may engage in business activities similar to those of the Trustee.

7.         Term of Agreement; Resignation and Removal of Administrative Agent.

(a)       This Agreement shall continue in force until [[    ], 20[ ]][the termination of the Trust Agreement pursuant to the terms thereof, upon which event this Agreement shall automatically terminate].

(b)       The Trustee may remove the Administrative Agent without cause by providing the Administrative Agent with at least [sixty] days’ prior written notice.

(c)       The Administrative Agent may be removed for cause by the Trustee or the Depositor, and the Administrative Agent shall be so removed for cause by the Trustee acting at the direction of Certificateholders evidencing at least [  ]% of Voting Rights of Certificates then Outstanding (the “Required Percentage—Administrative Agent Termination”), immediately upon written notice of termination from the Trustee or the Depositor, as applicable, to the Administrative Agent if any of the following events shall occur (each, an “Administrative Agent Termination Event”):

                           (i)             the Administrative Agent shall default in the performance of any of its duties under this Agreement and, after notice of such default, shall not cure such default within [ten] days (or, if such default cannot be cured in such time, shall not give within [ten] days such assurance of cure as shall be reasonably satisfactory to the Trustee);

                          (ii)             the entry of a decree or order by a court having jurisdiction over the Administrative Agent, adjudging the Administrative Agent as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Administrative Agent under any bankruptcy law, or appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Administrative Agent or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of [sixty] consecutive days; or

         (iii)             the institution by the Administrative Agent of proceedings to be adjudicated as bankrupt or insolvent, or the consent by the Administrative Agent to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Administrative Agent of a petition or answer or consent seeking reorganization or relief under any bankruptcy law, or the consent by either the Administrative Agent to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Administrative Agent or of any substantial part of its property, or to the ordering of the winding up or liquidation of its affairs, or the making by the Administrative Agent of an assignment for the benefit of creditors, or the admission by the Administrative Agent in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Administrative Agent in furtherance of any such action;

The Administrative Agent agrees that if any of the events specified in clauses (ii) or (iii) of this Section shall occur, it shall give written notice thereof to the Trustee within [seven] days after the occurrence of such event.

(d)       The Administrative Agent may resign from its obligations and duties hereunder by providing the Trustee with at least [sixty] days’ prior written notice of its resignation.  The Administrative Agent may so resign only if such resignation, and the appointment of a successor, will not result in a withdrawal or downgrading of the rating of the Certificates, or upon a determination that its duties under the Trust Agreement or hereunder are no longer permissible under applicable law.  No resignation shall be effective until the Trustee or a successor has assumed the Administrative Agent’s obligations and duties under the Trust Agreement.

(e)       [The [Trustee] will be responsible for the expenses incurred in the resignation or removal of the Administrative Agent and the appointment of a successor administrative agent.][Expenses incurred in the resignation or removal of the Administrative Agent and the appointment of a successor administrative agent will be paid from the Expense Reserve Account.]

8.         Action upon Termination, Resignation or Removal.  Promptly upon the effective date of termination of this Agreement pursuant to Section 7(a) or the removal or resignation of the Administrative Agent pursuant to Sections 7(b) or (d), respectively, the Administrative Agent shall be entitled to be paid all fees and reimbursable expenses accruing to it to the date of such termination, resignation or removal.  The Administrative Agent shall forthwith upon such termination pursuant to Section 7(a) deliver to the Trustee all property and documents of or relating to the Trust then in the custody of the Administrative Agent.

Simultaneously upon removal of the Administrative Agent pursuant to Section 7(c), the Trustee shall reassume all the responsibilities, duties and liabilities of the Administrative Agent under this Agreement with respect to the Certificates and the Underlying TLG Debt Securities and shall be entitled to compensation similar to that due to the Administrative Agent hereunder.  If the Trustee is unwilling or unable to act in such capacity, it may or, at the written request of the Certificateholders of the Required Percentage—Administrative Agent Termination it shall, appoint or petition a court of competent jurisdiction for the appointment of an administrative agent acceptable to the Rating Agencies with a net worth at the time of such appointment of at least $15,000,000 to act as successor to such Administrative Agent under this Agreement.  Pending such appointment, the Trustee shall be obligated to act in such capacity.  The Trustee and any such successor administrative agent may agree upon the compensation to be paid to such successor, which in no event may be greater than the compensation payable to the Administrative Agent hereunder.

In the event of the removal or resignation of the Administrative Agent pursuant to Sections 7(b) or 7(d) respectively, the Trustee shall simultaneously reassume direct responsibility for all obligations delegated herein without any act or deed on the part of the Administrative Agent, and the Trustee shall perform directly the administrative obligations previously performed by the Administrative Agent with respect to the Certificates and the Underlying TLG Debt Securities or shall enter into an Administrative Agreement with a successor administrative agent which so qualifies under Section 7.02 of the Standard Terms.

In the event of the removal or resignation of the Administrative Agent pursuant to Sections 7(b) or 7(d) respectively, the Administrative Agent shall cooperate with the Trustee and take all reasonable steps requested to assist the Trustee in making an orderly transfer of the duties of the Administrative Agent.

9.         [Administrative Agent as Servicer.  [Each of the parties hereto acknowledges that, for purposes of Regulation AB, the Administrative Agent constitutes the “servicer” of the Trust.]

10.       Annual Statement of Compliance; Assessments of Compliance and Accounting Firm Attestations.   The Administrative Agent (i) agrees to provide an annual statement of compliance, as required under Section 7.18 of the Standard Terms, and (ii) agrees to provide, and to cause any Reporting Subcontractor engaged by it to provide, any Assessments of Compliance and Accounting Firm Attestations, as required under Section 10(f) of the Series Supplement, in each case, sufficient for the Trust and the Depositor to satisfy their obligations under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 and Item 1123 of Regulation AB.

11.       Indemnification by the Administrative Agent.  (a) The Administrative Agent (the “Indemnifying Party”), shall indemnify the Depositor for the preparation, execution or filing of any report required to be filed with the Commission with respect to the Trust, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to the Trust; and shall indemnify the present and former directors, officers, employees and agents of the Depositor and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

                           (i)             any untrue statement of a material fact contained or alleged to be contained in or the omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading in (x) any compliance certificate delivered by it, or by any Reporting Subcontractor engaged by it, pursuant to the Trust Agreement, (y) any Assessment of Compliance or Accounting Firm Attestation delivered by or on behalf of it, or by any Reporting Subcontractor engaged by it, pursuant to the Trust Agreement, or (z) any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information concerning the Administrative Agent and provided by it;

  (ii)             any failure by the Indemnifying Party to perform its obligations when and as required under Section 10 of the Series Supplement; or

 (iii)             any negligence, bad faith or willful misconduct by the Indemnifying Party.

In the case of any failure of performance described in clause (a)(ii) of this Section, the Indemnifying Party shall promptly reimburse the Depositor and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to the transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to the Trust, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Indemnifying Party or any Subcontractor of the Indemnifying Party.

(b)      (i)             Any failure by the Indemnifying Party or any Subcontractor of the Indemnifying Party to deliver any information, report, certification or accountants’ letter when and as required under Section 10 of the Series Supplement, including (except as provided below) any failure by the Indemnifying Party to identify pursuant to Section 10(g)(ii) of the Series Supplement any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten calendar days after the date on which such information, report, certification or accountants’ letter was required to be delivered shall entitle the Depositor in its sole discretion to terminate the rights and obligations of the Indemnifying Party hereunder without payment (notwithstanding anything herein to the contrary) of any compensation to the Indemnifying Party.

                          (ii)             The Indemnifying Party shall promptly reimburse the Depositor for all reasonable expenses incurred by it, in connection with the termination of the Indemnifying Party and the transfer of its duties to a successor.  The provisions of this paragraph shall not limit whatever rights the Depositor may have under other provisions of this Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

(c)       This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

12.       Limitations on Liability; Indemnification by the Depositor.  The Administrative Agent shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its responsibilities hereunder and which in its opinion may cause it to incur any expense or liability.  The Administrative Agent may, however, in its discretion undertake any action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder.

The Administrative Agent and any director, officer, employee or agent of the Administrative Agent shall be indemnified by the Depositor and shall be held harmless against any loss, liability or expense incurred in connection with any legal action relating to this Agreement or the Certificates or the performance of the Administrative Agent’s duties hereunder, other than any loss, liability or expense that is incurred by reason of willful misconduct, bad faith or gross negligence in the performance of the Administrative Agent’s duties under this Agreement or as a result of a breach, or by reason of reckless disregard, of the Administrative Agent’s obligations and duties hereunder.  This indemnity shall survive the termination or discharge of this Agreement.

13.       Notices.  Any notice, report or other communication given hereunder shall be in writing and addressed as follows:

(a)       If to the Trustee, to:

                                            [name and address of the Trustee]

(b)       If to the Administrative Agent, to:

                                            [name and address of the Administrative Agent]

(c)        If to the the Depositor, to:

                                            [name and address of the Depositor]

or to such other address as any party shall have provided to the other parties in writing.  Any notice required to be in writing hereunder shall be deemed given if such notice is mailed by certified mail, postage prepaid, or hand-delivered to the address of such party as provided above.

14.       Amendments.  This Agreement may be amended from time to time under the same terms and subject to the same conditions under which the Trust Agreement may be amended pursuant to Section 8.01 of the Standard Terms.

15.       Successors and Assigns.  This Agreement may not be assigned by the Administrative Agent unless such assignment is previously consented to in writing by the Trustee and the Depositor and unless the Rating Agencies, after having been given [10] days’ prior notice of such assignment, shall have declared in writing that such assignment will not result in a reduction or withdrawal of the then current rating of the Certificates.  An assignment with such consent and satisfaction, if accepted by the assignee, shall bind the assignee hereunder in the same manner as the Administrative Agent is bound hereunder.  Any corporation or association into which the Administrative Agent may be merged or converted or with which it may be consolidated or any corporation or association resulting from any merger, conversion or consolidation to which the Administrative Agent shall be party, or any corporation or association succeeding to the trust business of the Administrative Agent, shall be the successor of the Administrative Agent hereunder and shall be deemed to have assumed the Administrative Agent’s obligations under the Trust Agreement, provided such corporation or association shall be eligible under Section 7.02 of the Standard Terms, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

16.       GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

17.       Headings.  The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

18.       Article and Section References.  All article and section references used in this Agreement, unless otherwise provided, are to articles and sections in this Agreement.

19.       Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute one and the same instrument.

20.       Severability.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Certificateholders thereof.

21.       Entire Agreement.  This Administrative Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

[NAME OF TRUSTEE], as Trustee

By:
Name:
Title:

[NAME OF ADMINISTRATIVE AGENT, as Administrative Agent

By:
Name:
Title:

CREDIT SUISSE ASSET REPACKAGING DEPOSITOR LLC, as Depositor

By:
Name:
Title: